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                             STOCK OPTION AGREEMENT

                                   PURSUANT TO

                        SHELLS SEAFOOD RESTAURANTS, INC.

                             ____ STOCK OPTION PLAN


                                      * * *


          [INCENTIVE] STOCK OPTION AGREEMENT made as of the __th day of _____, ____, between SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation (the "Company"), and _________________, an employee of the Company or of a subsidiary of the Company (the "Optionee").

                              W I T N E S S E T H:

          WHEREAS, the Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, $.01 par value per share (the "Common Stock"), as hereinafter provided, to carry out the purpose of the Company's ____ Stock Option Plan (the "Plan"):

          NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

                  1. Grant of Option. The Company hereby grants to the Optionee an [incentive] stock option (the "Option") to purchase all or any part of an aggregate of ______ shares of Common Stock (such number being subject to adjustment as provided in Paragraph 6) on the terms and conditions hereinafter set forth.

                  2. Purchase Price. The purchase price of the shares of Common Stock issuable upon exercise of the Option (the "Option Price") shall be $______ per share, which is not less than one hundred percent (100%) of the fair market value per share of Common Stock on the date hereof. Payment shall be made in cash, by certified check or in shares of Common Stock in the manner prescribed in Paragraph 7 hereof.

                  3. Term of Option. The term of the Option shall be for a period of ten (10) years from the date hereof, subject to earlier termination as provided in Paragraph 5. The Option is exercisable during its term only in accordance with the provisions of Exhibit A attached hereto.

          Except as provided in Paragraph 5, the Option may not be exercised unless, at the time the Option is exercised and at all times from the date it was granted, the Optionee shall then be and shall have been, an employee of the Company or any subsidiary.




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                  4. Nontransferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution to the extent provided in Paragraph 5, and the Option may be exercised, during the lifetime of the Optionee, only by him. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof and of the Plan, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect; provided, however, that if the Optionee shall die while in the employ of the Company or any subsidiary, his estate, personal representative, or beneficiary shall have the right to exercise the Option to the extent provided in Paragraph 5.

                  5. Termination of Option. If the Optionee shall cease to be employed by the Company or any subsidiary for any reason other than death or disability, then the Option, to the extent that it is exercisable by him at the time he ceases to be employed by the Company or any subsidiary, and only to the extent that the Option is exercisable as of such time, may be exercised by him within three (3) months after such time; provided, however, that the Compensation and Stock Option Plan Committee may, in its sole discretion, determine that he has more than three (3) months from the date he ceases to be employed by the Company or any subsidiary to exercise the Option.

          If the Optionee shall cease to be employed by the Company or any subsidiary as the result of his disability, then the Option, to the extent that it is exercisable by him at the time he ceases to be employed by the Company or any subsidiary, and only to the extent that the Option is exercisable as of such time, may be exercised by him within twelve (12) months after such time.

          If the Optionee shall die while in the employ of the Company or any subsidiary (or within one year of the termination of Optionee by reason of Optionee's disability), his estate, personal representative, or beneficiary shall have the right, subject to the provisions of Paragraph 3, to exercise the Option (to the extent that the Optionee would have been entitled to do so at the time of his death) at any time within twelve (12) months from the date of his death.

          In the event of the institution of any legal proceedings directed to the validity of the Plan or the Option, the Company may, in its sole discretion, and without incurring any liability therefor to the Optionee, terminate the Option.

                  6. Changes in Capital Stock. Upon any readjustment or recapitalization of the Company's capital stock whereby the character of the Common Stock shall be changed, appropriate adjustments shall be made so that the capital stock issuable upon exercise of the Option after such readjustment or recapitalization shall be the substantial equivalent of the Common Stock issuable upon exercise of the Option. In the case of a merger, sale of assets or similar transaction which results in a replacement of the Common Stock with stock of another corporation, the Company will make a reasonable effort, but shall not be required, to replace any outstanding




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Options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding Options, with all Options not being exercised within the time period specified by the Board of Directors being terminated.

                  7. Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company at its offices at 16313 North Dale Mabry Highway, Suite 100, Tampa, Florida 33618 (Attention: President). Such notice shall state that the Option is being exercised thereby and the number of shares of Common Stock in respect of which it is being exercised. It shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Option Price for such shares of Common Stock in cash, by certified check or in shares of Common Stock.

          If shares of Common Stock are tendered as payment of the Option Price, the value of such shares shall be their fair market value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Company shall instead return the balance in cash or by check to the Optionee. The Company shall issue, in the name of the person or persons exercising the Option, and deliver a certificate or certificates representing such shares as soon as practicable after notice and payment shall be received.

          In the event the Option shall be exercised by any person or persons other than the Optionee, pursuant to Paragraph 5, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

          The Optionee shall have no rights of a stockholder with respect to shares of Common Stock to be acquired by the exercise of the Option until a certificate or certificates representing such shares are issued to him. All shares of Common Stock purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

                  8. General. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue taxes, if any, with respect to the issuance of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and shall, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

                  9. Representations of Optionee. The Optionee hereby represents that he and any related persons or entities, within the meaning of Section 425(d) of the Internal Revenue Code of 1986, do not own as much as ten percent (10%) of the total combined voting power of all classes of capital stock of the Company, and in accepting the Option herein granted to him, agrees to the terms of such Option as of the date hereof.





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                  10. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at 16313 North Dale Mabry Highway, Suite 100, Tampa, Florida 33618 (Attention: President). Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the Optionee's last known address.

                  11. Incorporation of Plan. Notwithstanding the terms and conditions herein, this Agreement shall be subject to and governed by all the terms and conditions of the Plan. A copy of the Plan has been delivered to the Optionee and is hereby incorporated by reference. In the event of any discrepancy or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall control.

                  12. Continuance of Employment. The granting of the Option is in consideration of the Optionee's continuing employment by the Company or any subsidiary; provided, however, nothing in this Agreement shall confer upon the Optionee the right to continue in the employ of the Company or any subsidiary or affect the right of the Company or any subsidiary to terminate the Optionee's employment at any time in the sole discretion of the Company or any subsidiary, with or without cause.

                  13. Interpretation. The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Compensation and Stock Option Plan Committee shall be final and conclusive.

                  14. Enforceability. This Agreement shall be binding upon the Optionee, his estate, his personal representatives and beneficiaries.





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          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly exercised by its officer thereunto duly authorized, and the Optionee has hereunto set his hand all as of the day and year first above written.


                                        SHELLS SEAFOOD RESTAURANTS, INC.



                                        By:_____________________________
                                        Authorized Officer



                                          OPTIONEE


                                        --------------------------------


                                        Address:________________________

                                        --------------------------------





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                                  EXHIBIT A TO

                       [INCENTIVE] STOCK OPTION AGREEMENT



          The Option is exercisable during its term only in accordance with the following:


  No. of Years
  From Date of                     Percentage Exercisable
Option Agreement               Per Time Period     Cumulative



One                          33.33% = ______ sh.    33.33% =  ______ sh.

Two                          33.34% = ______ sh.    66.7% =  ______ sh.

Three                        33.33% = ______ sh.    100% =  ______ sh.


         Notwithstanding the foregoing, if there occurs a Change in Control of the Company, the Option shall become immediately exercisable in full whether or not the dates above have passed. For purposes hereof, a Change in Control of the Company is deemed to occur if (1) there occurs (A) any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the Company's assets; (2) the Company's stockholders approve any plan or proposal for the liquidation or dissolution of the Company; (3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall become the beneficial owner (within the meaning of Rule 13d-3 under said Act) of 40% or more of the Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company; or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.